SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                                (Amendment No.4)

                          UNITED INVESTORS REALTY TRUST
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    910741107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

              David Glatstein, President & Chief Executive Officer
                         c/o Southwest Securities, Inc.
                                Renaissance Tower
                              1201 Elm, Suite 3500
                              Dallas, TX 75270-2180
                                 (214) 658-1055
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 April 11, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|

            Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)


                               (Page 1 of 7 Pages)

CUSIP No. 910741107                   13D                      Page 2 of 7 Pages


--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Southwest Securities, Inc.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

            OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        477,175
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               477,175
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            477,175
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.5%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

            BD
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 910741107                   13D                      Page 3 of 7 Pages


--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Fiduciary Financial Services of the Southwest, Inc.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

            OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Texas
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        119,454
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            - 0 -
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               119,454
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            119,454
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            1.4%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

            IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 910741107                   13D                      Page 4 of 7 Pages


--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            EQSF Advisers, Inc.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

            OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        107,700
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               107,700
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            107,700
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            1.2%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

            IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 910741107                   13D                      Page 5 of 7 Pages


--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            M.J. Whitman Advisers, Inc.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

            OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        17,900
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               17,900
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            17,900
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            **
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

            IA
--------------------------------------------------------------------------------
** less than 1%

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 910741107                   13D                      Page 6 of 7 Pages


      This Statement constitutes Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on August 15, 2000, as amended on August 25, 2000, December 6, 2000, March 7, 2001 and on the date hereof (collectively the "Schedule 13D"). Except as specifically set forth herein, the Schedule 13D remains unmodified. The purpose of this amendment is to update the purpose of the group, which consists of EQSF Advisers, Inc., a New York corporation ("EQSF Advisers"), Fiduciary Financial Services of the Southwest, Inc., a Texas corporation ("FFSS"), M.J. Whitman Advisers, Inc., a New York corporation ("MJ Whitman"), and Southwest Securities, Inc., a Delaware corporation ("Southwest") (collectively the "Group"). The beneficial ownership of the Group in this
Schedule 13D is based upon 8,652,409 Common Shares being issued and outstanding on March 23, 2001 as reported in the United Investors Realty Trust's (the "Issuer") Annual Statement filed on April 2, 2001 with the Securities and Exchange Commission on Form 10-K for the year 2000. The principal executive offices of the Issuer are located at 5847 San Felipe, Suite 850, Houston, Texas 77057.

Item 4. Purpose of Transaction.

      Item 4 is amended as follows:

      The Group was formed in order to consider pursuing various alternative courses of action with respect to the management and operations of the Issuer with a view toward increasing shareholder values. Consistent with the purpose underlying the Group's formation, the Group has decided to propose at the Annual Meeting of Shareholders scheduled for May 30, 2001 (the "Annual Meeting"), (i) an amendment to Section 3.3 of the By-Laws which would create one uniform standard for the election of all Trust Managers, and (ii) an alternative slate consisting of six Trust Manager nominees for election. In connection therewith, a Preliminary Proxy Statement was filed with the Securities and Exchange Commission on March 29, 2001. The Committee to Restore Shareholder Value (the "Committee") comprised of EQSF Advisors, FFSS, MJ Whitman and Southwest shall communicate with other shareholders as to the Committee's concern regarding the management and direction of the Issuer.

      Currently, Section 3.3 of the By-Laws sets forth a liberal standard for the re-election of Trust Managers and an onerous standard for the election of Trust Manager nominees who have never been previously elected. Southwest a member of Committee, petitioned the District Court of Harris County, Texas (Case No. 2001-15170) to (i) declare invalid Section 3.3 of the Issuer's By-Laws, (ii) enjoin the Issuer from electing Trust Managers using the standards set forth in
Section 3.3 of the By-Laws, (iii) reform the By-Laws to include one standard for the election of all Trust Managers or require the Issuer to adopt such a By-Law under applicable law, and (iv) order the Issuer to provide certain stockholder list materials as requested in Southwest's demand letter dated March 8, 2001. Southwest has also instituted a Shareholder Derivative Action against the Issuer, certain of the Issuer's incumbent Trust Managers and Officers, FCA Corp. (the financial advisor of the Issuer) and various other defendants in the District Court of Dallas County, Texas (Case No. 00-6206) for (i) breach of fiduciary duties, (ii) waste of Trust assets, (iii) mismanagement, (iv) common law fraud, (v) violation of the Investment Advisors Act of 1940, (vi) rescission, (vii) accounting, (viii) constructive trust, and (ix) declaratory and injunctive relief.

CUSIP No. 910741107                   13D                      Page 7 of 7 Pages


                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

April 11, 2001
                                          Southwest Securities, Inc.

                                          By: /s/ David Glatstein
                                              ----------------------------------
                                              David Glatstein, President and CEO


                                          Fiduciary Financial Services
                                              of the Southwest, Inc.

                                          By: /s/ Paul H. Welch
                                              ----------------------------------
                                              Paul H. Welch, President


                                          EQSF Advisers, Inc.

                                          By: /s/ David M. Barse
                                              ----------------------------------
                                              David M. Barse, President


                                          M.J. Whitman Advisers, Inc.

                                          By: /s/ David M. Barse
                                              ----------------------------------
                                              David M. Barse, President